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                                                                     EXHIBIT 5.1

May 8, 2006

Innuity, Inc.
8644 154th Avenue NE
Redmond, WA 98052

Ladies and Gentlemen:

As legal counsel for Innuity, Inc., a Utah corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 4,440,466 shares of the Company's common stock, $0.00025 par value ("Common Stock"), which may be issued pursuant to the exercise of awards granted under the Innuity, Inc. Amended and Restated 1999 Stock Option Plan (the "Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock which may be issued pursuant to awards granted under the Plan are duly authorized and will be validly issued, we have relied solely upon our review of the authorized shares provisions of the Articles of Incorporation of the Company, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Utah and the federal law of the United States. As to matters of Utah corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

Based on such examination, we are of the opinion that the 4,440,466 shares of Common Stock which may be issued pursuant to awards granted under the Plan are duly authorized shares of Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Respectfully submitted,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP
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DLA PIPER RUDNICK GRAY CARY US LLP